UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported): February 15, 2017

TransUnion

(Exact name of registrant as specified in its charter)

Delaware	001-37470	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street,

Chicago, Illinois 60661

(312) 985-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 15, 2017, TransUnion (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, the selling stockholders named therein (the “Selling Stockholders”), and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriters”), relating to an underwritten offering of 19,850,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-213542), filed on September 8, 2016, as supplemented by the prospectus supplement dated February 15, 2017. All of the Shares are being sold by the Selling Stockholders. Pursuant to the Underwriting Agreement, the Underwriters agreed to purchase the Shares at a price of $36.57 in a transaction that was completed on February 22, 2017. The Underwriters were granted a 30-day option to purchase up to an additional 1,985,000 shares of Common Stock from the Selling Stockholders.

The description of the Underwriting Agreement is qualified in its entirety by the terms of such agreement, which is incorporated herein by reference and attached to this report as Exhibit 1.1.

Item 8.01	Other Events.

The offering of 19,850,000 shares of Common Stock settled on February 22, 2017. The Selling Stockholders received all of the net proceeds from this offering. No shares of Common Stock were sold by the Company.

As part of this offering, the Company purchased 1,850,000 shares of Common Stock through the Underwriters (the “Share Purchase”). The Company’s independent, disinterested directors determined that the purchase was in the best interest of the Company. The Share Purchase was funded with cash on hand. As a result, the funding of the Share Purchase decreased the amount of cash on the Company’s balance sheet. The shares purchased by the Company are held in treasury, and reduced the number of outstanding shares of Common Stock accordingly.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION

Date: February 22, 2017

	By:	/s/ Mick Forde
	Name:	Mick Forde
	Title:	Senior Vice President

EXHIBIT INDEX

1.1	Underwriting Agreement, dated as of February 15, 2017, among TransUnion, the selling stockholders named therein and the underwriters named therein.

5.1	Opinion of Simpson Thacher & Bartlett LLP